Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On February 20, 2014, Brookdale Senior Living Inc. (“Brookdale”) entered into the Agreement and Plan of Merger (the “Merger Agreement”) with Emeritus Corporation (“Emeritus”). The Merger Agreement provides that, in the merger, each issued and outstanding share of Emeritus common stock (including each restricted share of Emeritus common stock, but not including any shares (x) held by Brookdale or Emeritus or any of Brookdale’s or Emeritus’ wholly owned subsidiaries or (y) dissenting shares), will be automatically converted into the right to receive 0.95 of a share of Brookdale common stock for each share of Emeritus common stock (the “Exchange Ratio”).

On April 23, 2014, Brookdale entered into a Master Contribution and Transaction Agreement (the “Master Agreement”) with HCP, Inc. (“HCP”). At the closing of the transactions contemplated by the Master Agreement, Brookdale and HCP will enter into the CCRCs JV (as defined below), the RIDEA JV (as defined below) and the NNN-Leased Portfolio (as defined below) transactions, each of which is further described below, and amend the terms of certain existing agreements between Brookdale and HCP and/or certain of their respective affiliates, and between Emeritus and HCP and/or certain of their respective affiliates (collectively, the “HCP Transactions”).

At the closing of the transactions contemplated by the Master Agreement:

•	Brookdale and HCP will enter into a joint venture, which is referred to herein as CCRCs JV, with respect to certain continuing care retirement / entrance fee communities currently owned by HCP or Brookdale and leased and/or operated by Brookdale. Brookdale will own a 51% ownership interest, and HCP will own a 49% ownership interest in the CCRCs JV.

•	Brookdale and HCP will enter into a joint venture, which is referred to herein as the RIDEA JV, with respect to certain independent living, assisted living, memory care and/or skilled nursing care communities currently owned by HCP and leased and operated by Emeritus. Brookdale will own a 20% ownership interest, and HCP will own an 80% ownership interest in the RIDEA JV.

•	Brookdale and HCP will amend and restate certain triple net leases, which is referred to herein as the NNN-Leased Portfolio, between Emeritus and affiliates of HCP in respect of 153 communities, which amended and restated leases will provide for the creation of multiple pools of master leases. The amended and restated leases will provide for lower future rent payments and escalations compared to the existing leases. HCP has agreed to make available up to $100 million for capital expenditures related to the communities in the NNN-Leased Portfolio during calendar years 2014 through 2017 at an initial lease rate of 7.0%.

•	In connection with the transactions contemplated by the Master Agreement, Brookdale and HCP have also agreed that Brookdale will waive the purchase option rights granted by HCP to Emeritus pursuant to 49 of the existing Emeritus leases. The closing of the transactions contemplated by the Master Agreement is subject to a number of conditions, including the prior or concurrent closing of the Merger.

The following unaudited pro forma condensed consolidated financial information sets forth:

•	The historical consolidated financial information of Brookdale as of and for the three months ended March 31, 2014, derived from Brookdale’s unaudited consolidated financial statements, and the historical consolidated statement of operations of Brookdale for the year ended December 31, 2013, derived from Brookdale’s audited consolidated financial statements;

•	The historical consolidated financial information of Emeritus as of and for the three months ended March 31, 2014, derived from Emeritus’ unaudited condensed consolidated financial statements, and the historical consolidated statement of operations of Emeritus for the year ended December 31, 2013, derived from Emeritus’ audited consolidated financial statements;

•	Pro forma adjustments to give effect to Brookdale’s acquisition of Emeritus on Brookdale’s consolidated balance sheet as of March 31, 2014, as if the merger closed on March 31, 2014;

•	Pro forma adjustments to give effect to Brookdale’s acquisition of Emeritus on Brookdale’s consolidated statements of operations for the three months ended March 31, 2014 and the year ended December 31, 2013, as if the merger closed on January 1, 2013;

•	Pro forma adjustments to give effect to Emeritus’ 2013 leasing activity on Emeritus’ consolidated statement of operations for the year ended December 31, 2013, as if these transactions occurred on January 1, 2013;

•	Pro forma adjustments to give effect to the HCP Transactions and Brookdale’s related investments in unconsolidated ventures on Brookdale’s consolidated balance sheet as of March 31, 2014, as if the HCP Transactions closed on March 31, 2014; and

•	Pro forma adjustments to give effect to the HCP Transactions and Brookdale’s related investments in unconsolidated ventures on Brookdale’s consolidated statements of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013, as if the HCP Transactions closed on January 1, 2013.

These unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by Brookdale’s management; however, they are not necessarily indicative of what Brookdale’s consolidated financial condition or results of operations actually would have been assuming the transactions had been consummated as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods. These unaudited pro forma condensed consolidated financial statements do not include the impact of any synergies that may be achieved in the transactions or any strategies that management may consider in order to continue to efficiently manage Brookdale’s operations. This pro forma condensed consolidated financial information should be read in conjunction with:

•	Brookdale’s unaudited condensed consolidated financial statements and the related notes thereto as of and for the three months ended March 31, 2014 included in Brookdale’s Quarterly Report on Form 10-Q for the quarter then ended, filed with the SEC on May 12, 2014;

•	Brookdale’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2013 included in Brookdale’s Annual Report on Form 10-K for the year then ended, filed with the SEC on March 3, 2014;

•	Emeritus’ unaudited condensed consolidated financial statements and the related notes thereto as of and for the three months ended March 31, 2014 included in Emeritus’ Quarterly Report on Form 10-Q for the quarter then ended, filed with the SEC on May 8, 2014 and attached as Exhibit 99.3 to this current report on Form 8-K; and

•	Emeritus’ audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2013 included in Emeritus’ Annual Report on Form 10-K for the year then ended, filed with the SEC on February 20, 2014 and attached as Exhibit 99.2 to this current report on Form 8-K.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the merger and HCP Transactions, (2) factually supportable, and (3) with respect to the pro forma statement of operations, expected to have a continuing impact on the consolidated results. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013, give effect to the merger and HCP Transactions as if they occurred on January 1, 2013 and the unaudited pro forma condensed consolidated balance sheet as of March 31, 2014 gives effect to the merger and HCP Transactions as if they had occurred on March 31, 2014.

As described in the accompanying notes, the pro forma financial statements have been prepared using the acquisition method of accounting under U.S. GAAP and the regulations of the SEC. Brookdale is the acquirer in the merger for accounting purposes. The purchase price will be allocated to Emeritus’ assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent on certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Additionally, a final determination of the fair value of Emeritus’ assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Emeritus that exist as of the date of completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments, and have been made solely for the purpose of providing the unaudited pro forma financial information presented herein. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed consolidated financial statements and Brookdale’s future results of operations and financial position.

2

Brookdale has been identified to have significant influence over the CCRCs JV and the RIDEA JV (collectively, the “Ventures”), but does not maintain the power to determine the major decisions of the Ventures and thus is accounting for the Ventures under the equity method of accounting. Pursuant to the HCP Transactions, Brookdale, contemporaneously with or following the merger, will contribute a combination of real estate properties, in-the-money purchase options held on communities currently subject to leases, and cash in exchange for membership interests in the Ventures. The closing of the HCP Transactions, including the contributions of the real estate, purchase options and cash, are contingent upon the closing of the merger. The pro forma adjustments for the HCP Transactions are preliminary, subject to future adjustments, and have been made solely for the purpose of providing the unaudited pro forma condensed consolidated financial information presented herein. Differences between these preliminary estimates and the final accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed consolidated financial statements and Brookdale’s future results of operations and financial position.

3

BROOKDALE SENIOR LIVING INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2014

(In thousands)	Brookdale Historical	Emeritus Historical (A)	Merger Pro Forma Adjustments (B)			Brookdale Pro Forma for the Merger	HCP Transactions (N)	Total Pro Forma
Assets:
Current assets	$287,382	$264,041	$—			$551,423	$(50,833)	$500,590
Property, plant, and equipment and leasehold intangibles, net	3,886,391	3,840,932	1,598,345	(C	)	9,325,668	(855,818)	8,469,850
Investment in unconsolidated ventures	44,064	2,571	—			46,635	280,356	326,991
Goodwill	109,553	189,382	143,695	(D	)	442,630	—	442,630
Other intangible assets, net	158,203	121,743	165,234	(E	)	445,180	(226,709)	218,471
Other assets, net	234,015	122,905	(28,904)	(F	)	328,016	(34,662)	293,354

Total assets	$4,719,608	$4,541,574	$1,878,370			$11,139,552	$(887,666)	$10,251,886

Liabilities and equity:
Current portion of long-term debt	$31,819	$141,848	$23,429	(G	)	$197,096	$23,417	$220,513
Current portion of capital and financing lease obligation	33,426	35,671	—			69,097	(17,364)	51,733
Refundable entrance fees and deferred revenue	398,300	59,003	(26,349)	(H	)	430,954	(332,335)	98,619
Other current liabilities	246,572	166,882	—			413,454	(15,087)	398,367

Total current liabilities	710,117	403,404	(2,920)			1,110,601	(341,369)	769,232
Long-term debt, less current portion	2,284,561	1,336,672	48,525	(G	)	3,669,758	(129,880)	3,539,878
Capital and financing lease obligation, less current portion	259,601	2,479,631	40,497	(I	)	2,779,729	(264,146)	2,515,583
Line of credit	25,000	—	65,550	(J	)	90,550	—	90,550
Deferred tax liability	81,299	61,909	270,900	(K	)	414,108	—	414,108
Other liabilities	332,361	173,724	75,794	(L	)	581,879	(146,781)	435,098

Total liabilities	3,692,939	4,455,340	498,346			8,646,625	(882,176)	7,764,449
Stockholders’ equity	1,026,669	84,447	1,380,024	(M	)	2,491,140	(5,490)	2,485,650
Noncontrolling interest	—	1,787	—			1,787	—	1,787

Total liabilities and stockholders’ equity	$4,719,608	$4,541,574	$1,878,370			$11,139,552	$(887,666)	$10,251,886

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

BROOKDALE SENIOR LIVING INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2014

(In thousands, except for per share amounts)	Brookdale Historical	Emeritus Historical (O)	Merger Pro Forma Adjustments (P)		Brookdale Pro Forma for the Merger	HCP Transactions		Total Pro Forma
Revenue
Resident fees	$650,310	$513,817	$—		$1,164,127	$(132,933)	(X)	$1,031,194
Management fees	7,402	703	—		8,105	6,647	(Y)	14,752
Reimbursed costs incurred on behalf of managed communities	89,563	7,310	—		96,873	69,125	(Y)	165,998

Total revenue	747,275	521,830	—		1,269,105	(57,161)		1,211,944
Expense
Facility operating expense	429,870	351,716	—		781,586	(96,076)	(X)	685,510
General and administrative expense	55,509	40,010	(20,916)	(Q)	74,603	—		74,603
Facility lease expense	69,869	52,225	(2,505)	(R)	119,589	(18,695)	(X)	100,894
Depreciation and amortization	70,316	46,228	16,020	(S)	132,564	(15,964)	(X)	116,600
Asset impairment	—	1,023	—		1,023	—		1,023
Costs incurred on behalf of managed communities	89,563	7,310	—		96,873	69,125	(Y)	165,998

Total operating expenses	715,127	498,512	(7,401)		1,206,238	(61,610)		1,144,628

Income from operations	32,148	23,318	7,401		62,867	4,449		67,316

Interest income	321	109	—		430	—		430
Interest expense:
Debt	(29,998)	(69,664)	(1,936)	(T)	(101,598)	3,198	(X)	(98,400)
Amortization of deferred financing costs and debt (discount) premium, net	(4,018)	(705)	6,562	(U)	1,839	142	(X)	1,981
Change in fair value of derivatives	(847)	(71)	—		(918)	(126)	(X)	(1,044)
Loss on extinguishment of debt	—	—	—		—	—		—
Equity in earnings (loss) of unconsolidated ventures	636	(131)	—		505	1,214	(Z)	1,719
Other non-operating income	465	370	—		835	—		835

Loss from continuing operations before income taxes	(1,293)	(46,774)	12,027		(36,040)	8,877		(27,163)
(Provision) benefit for income taxes	(1,006)	(695)	14,056	(V)	12,355	(3,462)	(AA)	8,893

Loss from continuing operations	$(2,299)	$(47,469)	$26,083		$(23,685)	$5,415		$(18,270)

Basic and diluted loss from continuing operations per share	$(0.02)	N/A	N/A		$(0.14)	N/A		$(0.11)

Weighted average shares used in computing basic and diluted loss from continuing operations per share	124,478	N/A	46,676	(W)	171,154	N/A		171,154

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

BROOKDALE SENIOR LIVING INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2013

(In thousands, except for per share amounts)	Brookdale Historical	Emeritus Historical (O)	Merger Pro Forma Adjustments (P)			Emeritus 2013 Transactions Adjustments (AB)	Brookdale Pro Forma for the Merger	HCP Transactions			Total Pro Forma
Revenue
Resident fees	$2,515,033	$1,927,071	$—			$112,106	$4,554,210	$(518,462)	(X	)	$4,035,748
Management fees	31,125	2,650	—			—	33,775	25,923	(Y	)	59,698
Reimbursed costs incurred on behalf of managed communities	345,808	30,897	—			—	376,705	269,600	(Y	)	646,305

Total revenue	2,891,966	1,960,618	—			112,106	4,964,690	(222,939)			4,741,751
Expense
Facility operating expense	1,671,945	1,322,641	—			64,304	3,058,890	(375,034)	(X	)	2,683,856
General and administrative expense	184,548	122,800	—			—	307,348	—			307,348
Facility lease expense	276,729	152,216	(10,027)	(R	)	36,000	454,918	(71,916)	(X	)	383,002
Depreciation and amortization	268,757	181,483	556,617	(S	)	—	1,006,857	(128,615)	(X	)	878,242
Asset impairment	12,891	8,227	—			—	21,118	—			21,118
Costs incurred on behalf of managed communities	345,808	30,897	—			—	376,705	269,600	(Y	)	646,305

Total operating expenses	2,760,678	1,818,264	546,590			100,304	5,225,836	(305,965)			4,919,871

Income from operations	131,288	142,354	(546,590)			11,802	(261,146)	83,026			(178,120)
Interest income	1,339	462	—			—	1,801	—			1,801
Interest expense:
Debt	(121,325)	(284,363)	(7,745)	(T	)	—	(413,433)	12,250	(X	)	(401,183)
Amortization of deferred financing costs and debt (discount) premium, net	(17,054)	(3,026)	26,455	(U	)	—	6,375	608	(X	)	6,983
Change in fair value of derivatives	980	(6)	—			—	974	(587)	(X	)	387
Loss on extinguishment of debt	(1,265)	—	—			—	(1,265)	—			(1,265)
Equity in earnings (loss) of unconsolidated ventures	1,484	(125)	—			—	1,359	(10,505)	(Z	)	(9,146)
Other non-operating income	2,725	3,473	—			—	6,198	—			6,198

Loss from continuing operations before income taxes	(1,828)	(141,231)	(527,880)			11,802	(659,137)	84,792			(574,345)
(Provision) benefit for income taxes	(1,756)	(639)	261,666	(V	)	(4,603)	254,668	(33,069)	(AA	)	221,599

Loss from continuing operations	$(3,584)	$(141,870)	$(266,214)			$7,199	$(404,469)	$51,723			$(352,746)

Basic and diluted loss from continuing operations per share	$(0.03)	N/A	N/A			N/A	$(2.37)	N/A			$(2.07)

Weighted average shares used in computing basic and diluted loss from continuing operations per share	123,671	N/A	46,676	(W	)	N/A	170,347	N/A			170,347

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

BROOKDALE SENIOR LIVING INC.

NOTES AND MANAGEMENT’S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—BASIS OF PRO FORMA PRESENTATION

On February 20, 2014, Brookdale announced that it had entered into an Agreement and Plan of Merger to acquire Emeritus in a stock-for-stock transaction (Note 2).

The unaudited pro forma condensed consolidated financial information is prepared and presented pursuant to the rules and regulations of the SEC regarding pro forma financial information. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2014 includes financial information from Brookdale’s and Emeritus’ historical consolidated balance sheets as of March 31, 2014 and has been prepared in order to illustrate the effect of the Merger and HCP Transactions as if they had occurred on March 31, 2014. The 2013 unaudited pro forma condensed consolidated statement of operations includes financial information from Brookdale’s and Emeritus’ audited historical consolidated statements of operations for the year ended December 31, 2013. The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2014 includes financial information from Brookdale’s and Emeritus’ unaudited historical consolidated statements of operations. The unaudited pro forma condensed consolidated statements of operations have been prepared in order to illustrate the effect of the Merger and HCP Transactions as if they had occurred on January 1, 2013. Brookdale’s and Emeritus’ historical financial information is prepared in accordance with U.S. GAAP and has been adjusted in the unaudited pro forma condensed consolidated financial information to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the consolidated results. The accompanying unaudited pro forma financial information does not reflect the costs of any integration activities or benefits that may result from realization of future costs savings due to operating efficiencies or synergies expected to result from the Merger.

The Merger will be accounted for using the acquisition method of accounting with Brookdale considered the acquirer of Emeritus.

Fair Value Adjustments

The unaudited pro forma financial information reflects the preliminary assessment of fair values in accordance with the provisions of ASC 805 – Business Combinations and useful lives assigned to the assets acquired and the liabilities assumed. Fair value estimates were determined based on preliminary valuation data and due diligence, information available in public filings, and discussions between management of Brookdale and Emeritus. Significant assets and liabilities are subject to preparation of valuation studies which are currently ongoing to determine final fair value adjustments for property, plant and equipment, identifiable intangible assets, litigation reserves, insurance liabilities, and debt and lease obligations. Changes to the fair values of these assets and liabilities will also result in changes to the deferred tax position.

Purchase Price

The unaudited pro forma condensed consolidated balance sheet has been adjusted to reflect the estimated fair values of the identifiable assets acquired and liabilities assumed and the excess of the consideration paid over these fair values is recorded to goodwill. The fair value of consideration paid, or purchase price, in the unaudited pro forma financial information is approximately $3.0 billion, including the assumption of debt. This amount was derived based on the outstanding shares of Emeritus common stock at May 9, 2014, the exchange ratio and a price per share of Brookdale common stock of $30.86, which represents the closing price on May 9, 2014. As discussed in Note 2, the actual number of shares issued to Emeritus stockholders upon closing of the Merger will be based on the actual number of shares of Emeritus stock outstanding at the time the Merger closes, and the valuation of those shares will be based on the trading price of Brookdale common stock at that time.

The tables below present the preliminary purchase price as if the Merger had closed on March 31, 2014, along with a preliminary allocation of purchase price to the assets acquired and liabilities assumed (in millions, except per share amounts):

Fair Value of Brookdale Common Stock Issued
Outstanding shares of Emeritus common stock on May 9, 2014	49
Share exchange ratio	0.95

Shares of Brookdale common stock to be issued	47
Price per share of Brookdale common stock on May 9, 2014	$30.86

Fair value of Brookdale common stock issued	$1,440

Preliminary Allocation of Purchase Price
Cash and cash equivalents	$59
Other current assets	205
Property, plant and equipment and leasehold intangibles	5,439
Goodwill	333
Other intangible assets	287
Other noncurrent assets	97
Other current liabilities	(200)
Long-term debt, including current portion	(1,550)
Capital and financing lease obligations, including current portion	(2,556)
Deferred income tax liabilities	(398)
Other liabilities	(276)

Fair value of Brookdale common stock issued	$1,440

Upon completion of the fair value assessment following the Merger, Brookdale anticipates the ultimate fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

NOTE 2—ISSUANCE OF BROOKDALE COMMON STOCK

Pursuant to the Merger, Brookdale will issue shares of Brookdale common stock having an aggregate value of approximately $1.4 billion, with the exact number of shares to be calculated by multiplying each share of Emeritus common stock outstanding immediately before the Merger by a fixed exchange ratio of 0.95 shares. Brookdale will also issue shares of Brookdale common stock to holders of Emeritus stock options based on the net value of such options. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing. Brookdale currently estimates it will issue approximately 47 million shares in the acquisition of outstanding Emeritus common stock and Emeritus stock options.

NOTE 3—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(A)	Reflects historical financial condition of Emeritus as of March 31, 2014. Certain amounts have been reclassified to conform to Brookdale’s presentation.

(B)	Reflects adjustments to record the acquisition of Emeritus by Brookdale based upon the purchase price of approximately $3.0 billion, including the assumption of debt. The calculation of the estimated purchase price to be allocated is as follows (in millions, except per share amounts):

Equity to be issued (47 million shares of Brookdale common stock at $30.86 per share)(1)	$1,440
Assumption of debt, at fair value	1,550

Estimated purchase price	$2,990

(1)	Per share price is the closing price of Brookdale common stock on May 9, 2014. Purchase price will be adjusted based on the price of Brookdale common stock at closing consistent with the requirements of ASC 805, Business Combinations.

(C)	Reflects adjustment to record the estimated increase over Emeritus’ historical property, plant, and equipment and leasehold intangibles based upon the preliminary estimated fair value for the tangible and intangible real estate assets to be acquired. These estimated values are as follows (in millions):

Land	$304
Buildings and improvements	1,972
Furniture and equipment	115
Resident and leasehold operating intangibles	536
Assets under capital and financing leases	2,512

Estimated fair value of property, plant, and equipment and leasehold intangibles	$5,439

(D)	Reflects incremental goodwill resulting from adjustments to record the Merger.

(E)	Reflects adjustment to record the estimated fair values of Emeritus’ identifiable intangible assets. The primary assets include purchase options on real estate properties currently under lease, trade names, health care licenses, and other based on preliminary estimated fair value. These estimated values are as follows (in millions):

Community purchase options	$196
Trade names	65
Health care licenses and other	26

Estimated fair value of identifiable intangible assets	$287

(F)	Reflects the write-off of Emeritus’ historical deferred financing costs, which were not assigned any value in the preliminary purchase price allocation.

(G)	Reflects adjustment to record the estimated fair values of Emeritus’ long-term debt.

(H)	Reflects adjustment to eliminate historical deferred revenue of Emeritus that was not assigned any value in the preliminary purchase price allocation.

(I)	Reflects adjustment to record the estimated fair values of Emeritus’ capital and financing lease obligations.

(J)	Reflects borrowings on Brookdale’s credit facility to pay estimated transaction costs.

(K)	Reflects an adjustment to record the tax effect at a combined federal and state effective tax rate of 39% of the purchase price adjustments exclusive of goodwill, and an adjustment to reverse the majority of the valuation allowance ($65 million) against Brookdale’s deferred tax assets. This determination to reverse the valuation allowance was made by considering various factors, including the reversal of existing temporary differences, tax planning strategies and estimates of future taxable income exclusive of the reversal of temporary differences subsequent to the Merger.

(L)	Reflects the recording of approximately $131.2 million of above market operating lease intangibles, net of adjustments to other historical liabilities of Emeritus, primarily the write-off of Emeritus’ lease liability on straight-line lease expense, based on preliminary fair value calculations.

(M)	Represents the issuance of 47 million shares of Brookdale common stock, which was valued at a price of $30.86 per common share based upon the closing stock price as of May 9, 2014, net of the write-off of Emeritus’ historical equity. Additionally, the adjustment includes a reduction of stockholders’ equity for $35 million of estimated transaction costs to be paid by Brookdale related to the Emeritus acquisition, as well as the reversal of the valuation allowance of $65 million against Brookdale’s deferred tax assets (as described further in (K)).

(N)	Reflects adjustments to assets and liabilities as a result of the HCP Transactions as follows:

(in millions)	CCRCs JV (1)	RIDEA JV (2)	NNN – Leased Portfolio (3)	Pro Forma Adjustments
Assets
Property, plant and equipment and leasehold intangibles, net	$(744)	$(478)	$366	$(856)
Current and other assets, net	(51)	(34)	—	(85)
Intangible assets, net	(58)	—	(169)	(227)
Investments in unconsolidated ventures	212	68	—	280

Total assets	$(641)	$(444)	$197	$(888)

Liabilities
Other current liabilities	$(15)	$—	$—	$(15)
Refundable entrance fees and deferred revenues	(332)	—	—	(332)
Long-term debt	(175)	68	—	(107)
Capital and financing lease obligations	(32)	(458)	208	(282)
Other long-term liabilities	(82)	(54)	(11)	(147)
Stockholders’ equity	(5)	—	—	(5)

Total liabilities and stockholders’ equity	$(641)	$(444)	$197	$(888)

(1)	Brookdale and HCP will enter into a joint venture with respect to 14 continuing care retirement / entrance fee communities currently owned by HCP or Brookdale and leased and/or operated by Brookdale. Brookdale will own a 51% ownership interest, and HCP will own a 49% ownership interest in the CCRCs JV. Brookdale will contribute a combination of real estate properties and in-the-money purchase options held on communities currently subject to leases in exchange for membership interests in the CCRCs JV. Brookdale determined that the members of the CCRCs JV share power under the provisions of ASC 810 – Consolidation. Accordingly, Brookdale will account for its ownership interest in the CCRCs JV under the equity method of accounting at the historical carrying value of the net assets contributed. Additionally, for presentation purposes the payment of $9 million of estimated transaction costs (net of tax effects) and the release of $10 million of deposits and reserves posted by Brookdale and Emeritus and held by HCP in connection with existing leases between the parties were reflected in the CCRCs JV adjustments.
(2)	Brookdale and HCP will enter into a joint venture with respect to 49 communities currently owned by HCP and leased and operated by Emeritus. Pursuant to the terms of the Master Agreement, Brookdale will pay to HCP a lease termination fee of $34 million to terminate the existing leases on these 49 communities. The fee approximates the fair value of the existing lease agreements, as reflected in the pro forma adjustments for the Merger. HCP will contribute the 49 communities to the RIDEA JV. Pursuant to the terms of the Master Agreement, HCP will make a loan to Brookdale in the original principal amount of approximately $68 million to fund Brookdale’s initial capital contribution to the joint venture, which will be accounted for under the equity method of accounting. Brookdale will own a 20% ownership interest and HCP will own an 80% ownership interest in the RIDEA JV.
(3)	In connection with the NNN-Leased Portfolio transactions, Brookdale and HCP will amend and restate certain triple net leases between Emeritus and affiliates of HCP in respect of 153 communities. The terms of these leases will average approximately fifteen years. The amended and restated leases will include lower future rent payments and escalations compared to the existing leases and in return Brookdale and HCP have also agreed that, at the Closing, Brookdale will waive the purchase option rights granted by HCP to Emeritus pursuant to the existing Emeritus leases.

NOTE 4—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(O)	Reflects historical financial results of operations of Emeritus for the three months ended March 31, 2014 or for the year ended December 31, 2013. Certain amounts have been reclassified to conform to Brookdale’s presentation.

(P)	Reflects incremental adjustments to record the impact of the Merger in the statements of operations for the three months ended March 31, 2014 or for the year ended December 31, 2013.

(Q)	Reflects adjustments to the historical financial results of operations of Brookdale and Emeritus for the three months ended March 31, 2014 to remove direct incremental transaction costs related to the Merger.

(R)	Adjustment to reflect a reduction in facility lease expense on operating leases and an increase in interest expense on capital leases under ASC 840 – Leases primarily related to lease modifications to be made in connection with the Merger.

(S)	Represents incremental depreciation expense on the adjusted asset values calculated on a straight line basis based on the purchase price allocation and using an average 30-year life for buildings and permanent structural improvements, an eight-year life for furniture and equipment, and an average 12-year life for land improvements. Additionally, the purchase price allocation includes $489 million of resident lease intangibles, which will be amortized over the average remaining life of these resident leases (approximately one year). Additionally, assets under capital and financing leases will be depreciated over the shorter of the lease term or asset useful life.

(T)	Adjustment to reflect a reduction in facility lease expense on operating leases and an increase in interest expense on capital leases under ASC 840 – Leases primarily related to lease modifications to be made in connection with the Merger. Additionally, reflects adjustments to interest expense related to the estimated fair values of Emeritus’ capital and financing lease obligations.

(U)	Reflects the amortization of the estimated fair market value of debt adjustment of $6 million and $23 million for the three months ended March 31, 2014 and for the year ended December 31, 2013, respectively, and the elimination of the amortization of Emeritus’ historical deferred financing costs, which were not assigned any value in the preliminary purchase price allocation.

(V)	Adjustment to reflect the income tax impact from the Merger at a statutory rate of 39%, adjusted for certain state taxes.

(W)	Reflects the issuance of approximately 47 million shares of Brookdale common stock upon consummation of the Merger.

(X)	Reflects the elimination of or adjustments to revenues and expenses as a result of the HCP Transactions as follows (as described further in (N)):

For the three months ended March 31, 2014:

(in millions)	CCRCs JV	RIDEA JV	NNN – Leased Portfolio	Pro Forma Adjustments
Resident fees revenue	$(68)	$(65)	$—	$(133)
Facility operating expense	(49)	(47)	—	(96)
Facility lease expense	(1)	(9)	(9)	(19)
Depreciation and amortization	(13)	(7)	4	(16)
Interest expense	(2)	(8)	7	(3)

For the year ended December 31, 2013:

(in millions)	CCRCs JV	RIDEA JV	NNN –Leased Portfolio	Pro Forma Adjustments
Resident fees revenue	$(264)	$(254)	$—	$(518)
Facility operating expense	(191)	(184)	—	(375)
Facility lease expense	(3)	(37)	(32)	(72)
Depreciation and amortization	(53)	(93)	17	(129)
Interest expense	(10)	(30)	28	(12)

(Y)	Reflects adjustments to record management fees and reimbursed costs incurred on behalf of communities contributed to the Ventures, which will be managed by Brookdale.

(Z)	Reflects an estimate of Brookdale’s share of net income (loss) of the Ventures under the equity method of accounting. Amounts are inclusive of the incremental depreciation and amortization expense on the adjusted asset values of the communities in the Ventures.

(AA)	Adjustment to reflect the income tax provision at a statutory rate of 39% of the operating results of the HCP Transactions.

(AB)	Reflects the effect on Emeritus’ historical consolidated statements of operations as if Emeritus had consummated its significant 2013 transactions on January 1, 2013. These adjustments primarily relate to the recording of operating activity specific to its lease of 38 communities pursuant to an operating lease that began in September 2013.